Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q3 2010 Optical Cable Earnings Conference Call

Event Date/Time: September 13, 2010 / 01:00PM ET

CORPORATE PARTICIPANTS

Neil Wilkin

Optical Cable Corporation - President, Chairman & CEO

Tracy Smith

Optical Cable Corporation - CFO, SVP

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher - IR

PRESENTATION

Operator

Good afternoon. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to Optical Cable Corporation’s third quarter fiscal year 2010 earnings conference call. (Operator Instructions). Thank you. Mr. Siegel you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you very much. Good afternoon and thank you all for participating on Optical Cable Corporation’s third quarter fiscal year 2010 conference call. By this time everyone should have a copy of the earnings press release. If you don’t have it please visit occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of yesterday’s, sorry, this morning’s press release.

These cautionary statements apply to the contents of the internet webcast on occfiber.com as well as today’s call. Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - President, Chairman & CEO

Thank you, Andrew, and good morning, everyone. Joining me today on the call—actually good afternoon. I’m having the same problem, Andrew, that you had. I’m actually on Pacific time at the moment.

In any event, joining me on today’s call is Tracy Smith our Senior Vice President and Chief Financial Officer. I’d like to begin the call today with a few opening remarks. Then I will have Tracy review the third quarter results for the three-month period and the nine-month period ended July 31, 2010 in more detail. After Tracy’s remarks we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally, we will also answer questions, if any, from individual investors that were submitted prior to today’s call.

As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s call.

We are pleased to report that OCC returned to profitability in the third quarter of fiscal 2010 and generated the highest quarterly net sales in the Company’s history. We achieved significant increases in net sales and gross profit for both the quarter and the year-to-date periods, compared to the same periods in fiscal 2009.

Over the past two and a half years, OCC has taken steps to grow both organically and through strategic acquisitions in order to offer a comprehensive suite of products to meet the full range of our customers’ needs. Concurrently, we have significantly improved our cost structure and have enhanced our financial flexibility while maintaining our customer focus.

We believe that our results in the third quarter underscore the strong operating leverage OCC has in its business model—providing OCC with the ability to substantially increase earnings as net sales grow. Further, we believe that we are now beginning to realize product line synergies from our strategic acquisitions.

Based on year-to-date results, OCC forecasts that net sales for the fiscal year ending October 31, 2010 will be the highest in the Company’s 27-year history.

We are confident that OCC is well-positioned in our target markets with a full suite of high quality products that provide our customers with unrivaled integrated solutions. We look forward to continuing to build on OCC’s strong momentum by meeting and exceeding the needs of our customers with the goal of creating long-term value for the Company’s shareholders.

And with that, I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our third quarter and year-to-date fiscal year 2010 financial results.

Tracy Smith - Optical Cable Corporation - CFO, SVP

Thank you, Neil.

Consolidated net sales increased 32.2% to $18.8 million for the third quarter of fiscal year 2010 compared to consolidated net sales of $14.2 million for the same period last year. The increase in net sales during the third quarter of fiscal year 2010 when compared to the same period last year was attributable to increases in both our commercial market and our specialty markets. The acquisition of AOS by OCC on October 31, 2009 also contributed to the net sales growth we achieved for the quarter.

Net sales to customers located outside of the United States increased 83.6% in the third quarter of fiscal year 2010, compared to the same period last year, and net sales to customers located in the United States increased 17.3%.

Consolidated net sales increased 10.2% to $49 million for the first nine months of fiscal year 2010, compared to net sales of $44.5 million for the same period in fiscal year 2009. We experienced an increase in net sales during the first nine months of fiscal year 2010 in both our commercial market and our specialty markets compared to the same period last year. We experienced increases in our net sales during the first nine months of fiscal year 2010 of our enterprise connectivity products compared to the same period last year. The acquisition of AOS by OCC on October 31, 2009 also contributed to the net sales growth we achieved for the year-to-date period.

Net sales to customers located outside of the United States increased 17.1% in the first nine months of fiscal year 2010 compared to the same period last year, and net sales to customers located in the United States increased 7.7%.

Gross profit increased 51.8% to $6.8 million in the third quarter of fiscal year 2010, compared to $4.5 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 36.2% in the third quarter of fiscal year 2010 from 31.6% in the third quarter of fiscal year 2009.

When comparing the third quarter of fiscal year 2010 to the same period last year, the gross profit margin associated with the sale of fiber optic cable products increased to 39.6% from 36.3% and the gross profit margin associated with our enterprise connectivity products increased to 24.4% from 17.1%. The gross profit margin associated with our applied interconnect system products was 29.5% for the third quarter of fiscal year 2010.

For the year-to-date period, gross profit increased 10.7% to $16.6 million from $15 million for the same period in fiscal year 2009. Gross profit margin increased slightly to 33.8% for the first nine months of fiscal year 2010 from 33.7% for the same period last year.

Our gross profit margins for our product lines tend to be higher when we achieve a higher net sales level of those product lines, as we did in the third quarter of fiscal year 2010 when compared to the same period in fiscal year 2009, as certain fixed manufacturing costs are spread over higher sales volumes.

SG&A expenses increased to $6 million in the third quarter of fiscal year 2010 from $5.4 million for the same period last year. SG&A expenses as a percentage of net sales were 31.9% in the third quarter of fiscal year 2010 compared to 37.9% in the third quarter of fiscal year 2009.

However, excluding the acquisition of AOS, we believe our SG&A expenses would have decreased in the third quarter of fiscal year 2010 when compared to the same period last year, as a result of cost reductions initiatives.

We reported net income attributable to OCC of $575,000, or $0.09 per basic and diluted share, in the third quarter of fiscal year 2010, compared to a net loss of $1.1 million, or $0.19 per basic and diluted share, for the third quarter of fiscal year 2009.

We reported a net loss attributable to OCC of $7.2 million, or $1.21 per basic and diluted share, in the first nine months of fiscal year 2010, compared to a net loss of $1.8 million, or $0.33 per basic and diluted share, for the first nine months of fiscal year 2009.

Significantly contributing to the net loss for the first nine months of fiscal year 2010 was a non-recurring, non-cash impairment charge of $6.2 million recorded in the second fiscal quarter to write-off the carrying value of the goodwill associated with the acquisition of AOS.

Excluding the nonrecurring, non-cash goodwill impairment charge, we would have reported a net loss of $960,000, or $0.16 per basic and diluted share, for the first nine months of fiscal year 2010.

This proforma net loss and net loss per share attributable to OCC are calculated by adding the impairment charge of $6.2 million to our net loss attributable to OCC as reported for the year-to-date period. There is no tax benefit associated with the impairment charge, as it is considered a non-deductible permanent item for tax purposes, so there is no change to the tax benefit as reported for the period in determining the proforma net loss and net loss per share attributable to OCC.

As of July 31, 2010, we had outstanding loan balances of $8.4 million under our real estate loans, borrowings on our commercial loan of $1.1 million, and a total of $4.9 million in available credit.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - President, Chairman & CEO

Thank you, Tracy. And now we’re happy to answer as many of your questions as we can. Operator, if you would please indicate the instructions for participants to call in their questions, I’d appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions). At this time there are no questions. I’ll turn it back to Neil Wilkin for closing remarks.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, this is Andrew. Unfortunately, in advance of today’s call we did not receive any questions from individual stockholders. So there are no questions at this time from individual shareholders. Operator, could you please re-prompt? And if there are no further questions we can turn it back to Neil.

Operator

Operator: (Operator Instructions). At this time there are no questions.

Neil Wilkin - Optical Cable Corporation - President, Chairman & CEO

Well, thank you. In closing, I’d like to take a moment to thank all the employees of OCC for their hard work and for operating safely during the quarter. And I’d also like to thank everyone who’s joining us on the call today. As always we appreciate your time and your interest in Optical Cable Corporation.

Operator

Thank you for participating in today’s conference call. You may now disconnect.